Exhibit 3.1

Ares Acquisition Corporation II

(the “Company”)

MINUTES OF AN EXTRAORDINARY GENERAL MEETING OF THE COMPANY HELD VIRTUALLY AND AT THE OFFICES OF KIRKLAND & ELLIS LLP, 601 LEXINGTON AVE, NEW YORK, NY 10022, UNITED STATES OF AMERICA ON APRIL 22, 2025 AT 4:00 P.M. (EASTERN TIME)

Present:	As set out in the Schedule

In Attendance:	As set out in the Schedule

1	Officers of the Meeting

The Chairperson introduced himself and Allyson Satin, chief operating officer of the Company, who had previously been appointed as chairperson and secretary, respectively, of the meeting.

2	Constitution of the Meeting

2.1

The Secretary presented (1) a copy of the printed notice of the Meeting (the “Notice”) and a copy of the definitive proxy statement, each dated April 4, 2025, stating the meeting’s time, place and purpose; (2) the shareholder lists showing that the Company had 50,000,000 Class A ordinary shares and 12,500,000 Class B ordinary shares issued and outstanding, as of March 17, 2025; (3) an affidavit of mailing (a copy of which is attached to these minutes), prepared by Sodali & Co, as proxy agent for the Company, which confirms that they commenced the mailing via email on April 7, 2025, to the Company’s public shareholders of record, including of a copy of the proxy statement, the proxy statement supplement and the proxy card; (4) an affidavit of mailing (a copy of which is attached to these minutes), prepared by Continental Stock Transfer & Trust Company, the Company’s duly appointed transfer agent, which confirms that the form of proxy, proxy statement supplement, letter to shareholders and a return envelope had been mailed to shareholders on April 8, 2025; and (5) the proxy forms submitted to the Company appointing proxies.

2.2

The Chairperson declared that Notice had been given in accordance with the amended and restated memorandum and articles of association (the “Articles”) of the Company and accepted each of the proxy forms received as valid appointments of the nominated proxies therein.

2.3

The Secretary noted that present, virtually, in person, or represented by proxy at the meeting were shareholders holding 50,592,316 ordinary shares of the Company, representing approximately 80.95% of the issued and outstanding ordinary shares as of March 17, 2025, the record date for the meeting.

2.4

The Chairperson noted that the Articles provides that the quorum for a general meeting of the Company is constituted by the presence in person, virtually or by proxy, of shareholders holding a majority of the issued and outstanding ordinary shares of the Company entitled to vote at the meeting. The Chairman declared that a quorum was present for purposes of considering and voting on the proposals as set out in the Notice and declared the meeting lawfully and properly convened and competent to proceed to the transaction of business.

2.5	The Chairperson noted that prompt notice of any action taken at the meeting shall be given to each Shareholder not in attendance in person, virtually or by proxy following the meeting.

2.6

The Chairperson introduced Jerry Peter of Sodali & Co who acted as inspector of election (the “Inspector”) during the meeting. The Chairperson noted that the Company had received copies of the Oath of Inspector of Election and Certificate and Report of Inspector of Election (copies of which are attached to these minutes) from the Inspector.

3	Business of the Meeting

The Chairperson noted that the purpose of calling the meeting was for the Shareholders to consider and, if thought fit, approve the resolution contained in the Notice and which are set out below.

Proposal No. 1 — The Extension Amendment Proposal

RESOLVED, as a special resolution, that:

(a)	Article 49.7 of AACT’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.7:

“In the event that the Company does not consummate a Business Combination by January 26, 2026, or such earlier date as the Directors may approve, or such later date as the Members may approve in accordance with the Articles (the “Combination Period”), the Company shall, as promptly as reasonably possible but not more than ten business days following the end of the Combination Period, redeem the Public Shares. The redemption will be at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes paid or payable, if any and up to US$100,000 of interest to pay liquidation expenses), divided by the number of then issued Public Shares. The redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any), subject to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.”

(b)	Article 49.8(a) of AACT’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.8(a):

“to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100% of the Public Shares if the Company does not consummate a Business Combination by January 26, 2026, or such earlier date as the Directors may approve, or such later date as the Members may approve in accordance with the Articles; or”

4	Voting

4.1	The resolution referenced above was put to vote at the meeting.

4.2	The voting results of the resolution are set out in the Certificate and Report of Inspector of Election (a copy of which is attached to these minutes).

4.3	The Chairperson declared that the resolution referenced above was approved.

4.4	It was noted that Proposal No. 2, the Adjournment Proposal, was not presented to the shareholders since there the Extension Amendment Proposal was approved.

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5	Termination of Meeting

There being no further business the meeting was concluded.

/s/ Anton Feingold	/s/ Allyson Satin
Anton Feingold	Allyson Satin
Chairperson	Secretary

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